Exhibit 2.2

CONTRIBUTION AGREEMENT

Dated as of February 4, 2021

By and Among

CORENERGY INFRASTRUCTURE TRUST, INC.,
a Maryland corporation

CORRIDOR INFRATRUST MANAGEMENT, LLC,
a Delaware limited liability company

and

THE CONTRIBUTORS,
(as that term is defined in the preamble)

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this "Agreement") is executed as of February 4, 2021 (the "Effective Date"), by and among the individuals whose names are listed as the "Contributors" on the signature page below (each, a "Contributor" and collectively, the "Contributors"), Corridor InfraTrust Management, LLC, a Delaware limited liability company (the "Manager"), and CorEnergy Infrastructure Trust, Inc., a Maryland corporation (the "REIT"). Capitalized terms used but not defined herein shall have the respective meanings set forth on Exhibit A.

RECITALS

WHEREAS, the Contributors currently own one hundred percent (100%) of the membership interests in the Manager, which interests represent all of the issued and outstanding membership interests in the Manager (the "Membership Interests");

WHEREAS, the Manager was created, in part, to provide management and administrative services to the REIT pursuant to a certain Management Agreement dated as of May 8, 2015 as amended to date including by that certain First Amendment to Management Agreement dated as of February 4, 2021 (as so amended, the "Management Agreement"), and a certain Third Amended Administration Agreement dated as of August 7, 2012 as amended to date (as so amended, the "Administration Agreement" and together with the Management Agreement, the "Advisory Agreements");

WHEREAS, effective as of the Closing, (i) the Contributors will contribute and assign to the REIT, all of their rights, title and interest in and to the Membership Interests, all as more particularly set forth herein, and (ii) the Contributors will each receive from the REIT the Contribution Consideration (as defined below), all as more particularly set forth herein; and

WHEREAS, a special committee of independent members of the REIT's Board of Directors (the "Special Committee") and the REIT's Board of Directors have reviewed and evaluated the Transactions and determined that the Transactions, and the entering into by the REIT of this Agreement, are in the best interest of the REIT and its stockholders.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
CONTRIBUTION

Section 1.01         CONTRIBUTION TRANSACTION.

(a)          Consideration. At the Closing, the Contributors shall contribute to the REIT all of their right, title and interest in and to the Membership Interests (the "Contribution"). In exchange for the Contributors' contribution of the Membership Interests, the REIT shall: (i) issue to the Contributors 1,153,846 shares of its currently outstanding class of common stock (the "Common Stock"), in the aggregate, with the number of shares of Common Stock each Contributor is entitled to receive in exchange for its Contribution of Membership Interests being equal to such

Contributor's Pro Rata Share of such aggregate number of shares of Common Stock in this clause (i) of Section 1.01(a); (ii) issue to the Contributors 683,761 shares of its new series of common stock being designated as Class B Common Stock (the "Class B Stock"), in the aggregate, with the number of shares of Class B Stock each Contributor is entitled to receive in exchange for its Contribution of Membership Interests being equal to such Contributor's Pro Rata Share of such aggregate number of shares of Class B Stock in this clause (ii) of Section 1.01(a); and (iii) issue to the Contributors 170,213 depositary shares, each representing 1/100th of a whole share of its 7.375% Series A Cumulative Redeemable Preferred Stock (such depositary shares to be referred to herein as the "Series A Preferred" and, together with the Common Stock and the Class B Stock, the "REIT Stock") in the aggregate, with the number of shares of Series A Preferred each Contributor is entitled to receive in exchange for its Contribution of Membership Interests being equal to such Contributor's Pro Rata Share of such aggregate number of shares of Series A Preferred in this clause (iii) of Section 1.01(a) (collectively, the "Contribution Consideration").

(b)          Adjustments. If, between the date of this Agreement and the Closing Date, the outstanding shares of REIT Stock shall have been changed into a different number of shares or a different class as a result of a reclassification, recapitalization, stock split or combination, exchange or readjustment, stock dividend or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the shares of REIT Stock to be delivered pursuant to this Section 1.01, as applicable.

Section 1.02          INTENDED TAX TREATMENT.  The REIT, the Manager and the Contributors intend that the transactions undertaken pursuant to this Agreement will be treated for all United States federal, state and local income Tax purposes as (a) a taxable sale of the Membership Interests by the Contributors under Section 1001 of the Code and (b) a purchase by the REIT of the Manager's asset (the "Intended Tax Treatment"). Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), the REIT, the Manager and the Contributors shall file all United States federal, state and local Tax Returns in a manner consistent with such Intended Tax Treatment and shall take no position inconsistent with such treatment.

ARTICLE II
CLOSING

Section 2.01       CLOSING. The closing of the Transactions (the "Closing") will take place within seven calendar days following the REIT Stockholder Approval. The date on which the Closing actually takes place is referred to as the "Closing Date".

Section 2.02         CONDITIONS PRECEDENT.

(a)          Closing Actions and Documents. At the Closing, the following events shall occur and the following closing documents shall be delivered by and to the parties specified below:

(i)          the REIT shall deliver to the each Contributor (A) a share certificate, or shall make a book entry on the records of the transfer agent for the Common Stock, representing such Contributor's Pro Rata Share of the aggregate number of shares of Common Stock identified in clause (i) of Section 1.01(a), registered in the name of such Contributor, (B) a share certificate, or shall make a book entry on the records of the transfer agent for the Class B Stock, representing such Contributor's Pro Rata Share of the aggregate number of shares of Class B Stock identified in clause (ii) of Section 1.01(a), registered in the name of such Contributor and (C) a share certificate, or shall make a book entry on the records of the transfer agent for the Series A Preferred, representing such Contributor's Pro Rata Share of the aggregate number of shares of Series A Preferred identified in clause (iii) of Section 1.01(a), registered in the name of such Contributor;

(ii)          Each Contributor shall execute and deliver to the REIT an assignment with respect to such Contributor's Membership Interests, substantially in the form of Exhibit B (each, an "Assignment");

(iii)          an acknowledgement of the termination of the Advisory Agreements shall be executed by the REIT and the Manager, providing that the Advisory Agreements, following such termination, shall be void and shall have no effect, and no party thereto shall have any liability to the other party or parties thereto or their respective Affiliates, or their respective directors, officers or employees, except as expressly contemplated herein, except that nothing therein shall relieve any party from liability for any fees or expenses accrued through such termination or for any breach of the Advisory Agreements that arose prior to such termination; and;

(iv)          such other documents shall be executed and delivered, and such items shall be done, as may be reasonably required to effect the consummation of the Transactions, in accordance with the terms of this Agreement.

(b)          Closing Conditions. The respective obligations of each party to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions that run in the favor of such party:

(i)          For the benefit of the Contributors:

(A)          (1) each of the representations and warranties of the REIT set forth herein that is qualified by reference to materiality or Material Adverse Effect shall be true and correct in all respects, and each of the other representations and warranties of the REIT set forth herein shall be true and correct in all material respects, in each case, as of the Closing Date (except in any case the representations and warranties that expressly speak as of a specified date or time need only be true and correct in all respects or true and correct in all material respects, as the case may be, as of such specified date or time); and (2) all of the covenants and agreements of the REIT set forth herein and required to have been performed as of the Closing Date shall have been performed in all material respects as of the Closing Date;

(B)          There shall not have occurred a Material Adverse Effect with respect to the REIT;

(C)          The execution and delivery of the documents required to be executed and delivered by the REIT pursuant to Section 2.02(a) and the execution and delivery by the REIT of a registration rights agreement in the form attached as Exhibit C to this Agreement for each of the Contributors; and

(D)          The Contributors shall have received a certificate, in form and substance reasonably satisfactory to the Manager, executed by the Secretary of the REIT, to the effect of clauses (A) and (B) above.

(ii)          For the benefit of the REIT:

(A)          (1) Each of the representations and warranties of the Contributors set forth herein that is qualified by reference to materiality or Material Adverse Effect (including those representations and warranties of any of the Contributors) shall be true and correct in all respects, and each of the other representations and warranties of the Contributors set forth herein (including those representations and warranties of any of the Contributors) shall be true and correct in all material respects, in each case, as of the Closing Date (except in any case the representations and warranties that expressly speak as of a specified date or time need only be true and correct in all respects or true and correct in all material respects, as the case may be, as of such specified date or time); and (2) all of the covenants and agreements of the Contributors set forth herein and required to have been performed as of the Closing Date (including those covenants and agreements of any of the Contributors) shall have been performed in all material respects as of the Closing Date;

(B)          The REIT shall have received a certificate, in form and substance reasonably satisfactory to the REIT, executed by the Contributors, to the effect of clause (A) above;

(C)          (1) Each of the representations and warranties of the Manager set forth herein that is qualified by reference to materiality or Material Adverse Effect shall be true and correct in all respects, and each of the other representations and warranties of the Manager set forth herein shall be true and correct in all material respects, in each case, as of the Closing Date (except in any case the representations and warranties that expressly speak as of a specified date or time need only be true and correct in all respects or true and correct in all material respects, as the case may be, as of such specified date or time); and (2) all of the covenants and agreements of the Manager set forth herein and required to have been performed as of the Closing Date shall have been performed in all material respects as of the Closing Date;

(D)          There shall not have occurred a Material Adverse Effect with respect to the Manager;

(E)          The REIT shall have received a certificate, in form and substance reasonably satisfactory to the REIT, executed by the Secretary (or other executive officer) of the Manager, to the effect of clauses (C) and (D) above; and

(F)          The execution and delivery of the documents required to be executed and delivered by the Contributors (or by any of the Contributors) pursuant to Section 2.02(a).

(iii)          For the benefit of the REIT and the Contributors:

(A)          the REIT Stockholder Approval shall have been obtained;

(B)          the Advisory Agreements shall have been terminated; and

(C)          (1) no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Authority that prohibits the consummation of the Transactions; (2) no action, suit or proceeding shall be pending before any Governmental Authority which is reasonably likely to result in an injunction, judgment, order, decree or ruling that would prevent the consummation of the Transactions; and (3) any necessary consents and approvals of any Governmental Authority required for the consummation of the Transactions shall have been obtained.

Section 2.03          COSTS. The REIT will reimburse the Contributors, in the aggregate and not on an individual basis, for up to $50,000 of the costs and expenses incurred by them in connection with the Transactions. The Contributors shall directly pay for all additional out of pocket costs incurred by the Contributors or the Manager in connection with the Transactions, including any legal fees or fees of any financial, accounting and other advisors incurred by the Contributors for themselves or on behalf of the Manager in connection with the Transactions. The REIT shall directly pay for all costs of the REIT and the Special Committee incurred in connection with the Transactions, including any fees of its legal, financial and accounting advisors. The provisions of this Section 2.03 shall survive the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01          REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS. Each Contributor hereby, severally and not jointly, represents and warrants to the REIT as follows, except as set forth on the accompanying schedules, as of the Effective Date and as of the Closing Date (except as to any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), which representations and warranties shall survive the Closing to the extent provided in Section 5.01:

(a)          Organization and Qualification. Such Contributor has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, the Transaction Documents to which such Contributor is a party and the documents to be executed and delivered by such Contributor pursuant to this Agreement.

(b)          Due Authorization; Approvals. The execution and delivery of this Agreement and the Transaction Documents to which such Contributor is a party, and the performance by such Contributor of the Transactions contemplated to be performed by it have been properly entered into on the part of such Contributor. This Agreement constitutes the legal, valid and binding agreement of such Contributor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar Laws affecting enforcement of creditors' rights and to general principles of equity (the "Enforceability Exceptions").

(c)          No Conflict; Legal Compliance. Except as set forth on Schedule 3.01(c), (i) neither the execution, delivery, nor performance of this Agreement by such Contributor, nor any action or omission on the part of such Contributor required pursuant hereto, nor the consummation of the Transactions by such Contributor will (A) result in a breach or violation of, or constitute a default under, any Legal Requirement applicable to such Contributor, or (B) constitute a default or result in the cancellation, termination, acceleration, breach or violation of any agreement, instrument or other material document to which such Contributor is a party, or give any Person the right to challenge any such transaction, to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture or other material document or under any Legal Requirement; and (ii) such Contributor is not, nor will be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement that has not already been given or obtained.

(d)          Litigation and Default. (i) Such Contributor has not been served with notice of any material legal proceeding against such Contributor related to the Business or the Manager; and (ii) to the Knowledge of such Contributor, no material legal proceeding has been threatened against such Contributor related to the Business or the Manager, nor, to the Knowledge of such Contributor, is there any claim or grounds for any claim that might result in any legal proceeding against such Contributor related to the Business or the Manager.

(e)          Ownership of the Equity Interests. Such Contributor owns the Membership Interests set forth opposite such Contributor's name on Schedule 3.01(e). There are no voting trusts, proxies or other agreements or understandings to which such Contributor is a party with respect to the voting of any Equity Interests of the Manager. Immediately following the Closing, the REIT shall own the Membership Interests set forth opposite such Contributor's name on Schedule 3.01(e), free and clear of all mortgages, liens, pledges, charges, claims, security interests, agreements and encumbrances of any nature whatsoever, other than those imposed by Law or resulting from action by the REIT.

(f)          Issuance of REIT Stock.

(i)          Such Contributor understands that the REIT Stock being issued hereunder has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under applicable state securities Laws ("Blue Sky Laws"), in reliance upon exemptions contained in the Securities Act and Blue Sky Laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless, among other things, such REIT Stock subsequently is so registered or qualifies for exemption from registration under the Securities Act and Blue Sky Laws.

(ii)          The REIT Stock is being acquired under this Agreement by such Contributor in good faith solely for its own account for investment and not with a view toward resale or other distribution in violation of the Securities Act, and the REIT Stock shall not be disposed of by such Contributor in contravention of the Securities Act or any applicable Blue Sky Laws.

(iii)          Such Contributor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the REIT Stock, and it understands and is able to bear any economic risks associated with such investment (including the inherent risk of losing all or part of its investment in such REIT Stock).

(iv)          Such Contributor by virtue of such Contributor's management role in conducting the business of the Manager, is personally and directly familiar with the business that is conducted and is intended to be conducted by the REIT, including financial matters related to such business, has been given the opportunity to ask questions of, and receive answers from, the officers and directors of the REIT concerning the business and financial affairs of the REIT, and the terms and conditions of its acquisition of REIT Stock hereunder, and has had further opportunity to obtain any additional information desired (including information necessary to verify the accuracy of the foregoing).

(v)          Such Contributor has had an opportunity, to the full extent it deemed necessary or desirable, to inform its legal and financial advisers of the terms, nature and risks of investing in the REIT Stock at this time, and to consult with them as appropriate about the investment.

(vi)          Such Contributor is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

(g)          Brokers, Finders and Advisors. Such Contributor has not entered into, and to the Knowledge of such Contributor no other Contributor has entered into, any agreement resulting in, or which will result in, the REIT or any subsidiary thereof having any obligation or liability as a result of the execution and delivery of this Agreement and the consummation of the Transactions for any brokerage, finder or advisory fees or charges of any kind whatsoever.

For the avoidance of doubt, each Contributor shall be liable for its own representations and warranties, and will not be held liable for a breach of the representations and warranties of other Contributors.

Section 3.02          REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS AND THE MANAGER. The Contributors and the Manager, severally and jointly, hereby represent and warrant to the REIT as follows, except as set forth on the accompanying schedules, as of the Effective Date and as of the Closing Date (except as to any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), which representations and warranties shall survive the Closing to the extent provided in Section 5.01:

(a)          Organization and Qualification. The Manager: (A) is a duly formed limited liability company validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) in which it is required to be qualified; and (B) has the requisite limited liability company power and authority to carry on its business as now being conducted, except where the failure to be qualified would not reasonably be expected to result in a Material Adverse Effect with respect to the Manager. The Manager has the full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement, the Transaction Documents to which the Manager is a party and the documents to be executed and delivered by the Manager pursuant to this Agreement. The Manager is not in default under any provision of its certificate of formation, operating agreement or other organizational document.

(b)          Due Authorization; Approvals. The execution and delivery of this Agreement and the Transaction Documents to which the Manager is a party, and the performance by the Manager of the Transactions contemplated to be performed by it, have been approved by all necessary limited liability company action or other proceedings on the part of the Manager. This Agreement has been duly executed and delivered by an authorized person on behalf of the Manager and constitutes the legal, valid and binding agreement of the Manager enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(c)          No Conflict; Legal Compliance. Except as set forth on Schedule 3.02(c), (i) Neither the execution, delivery, nor performance of this Agreement by the Manager, nor any action or omission on the part of the Manager required pursuant hereto, nor the consummation of the Transactions by the Manager will (A) result in a breach or violation of, or constitute a default under, any Legal Requirement applicable to the Manager, (B) result in a breach of any term or provision of the organizational documents of the Manager or (C) constitute a default or result in the cancellation, termination, acceleration, breach or violation of any agreement (other than the Advisory Agreements), instrument or other material document to which the Manager is a party or by which any of the Manager's properties is bound, or give any Person the right to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture or other material document or under any Legal Requirement, except, in the case of (A) or (C), as would not reasonably be expected to result in a Material Adverse Effect with respect to the Manager; and (ii) the Manager is not, nor will it be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement that has not already been given or obtained.

(d)          Litigation and Default. (i) There is no material legal proceeding pending against the Manager, any of the Manager's respective property, or, to the Manager's Knowledge, any executive officer or director of the Manager (in their capacity as such), except as set forth on Schedule 3.02(d); (ii) to the Knowledge of the Manager, no material legal proceeding has been threatened against the Manager, any of the Manager's respective property, or any executive officer or director of the Manager (in their capacity as such) nor, to the Knowledge of the Manager, is there any claim or grounds for any claim that might result in any such legal proceeding; (iii) the Manager is not in material breach of any provisions of any Legal Requirement; (iv) to the Knowledge of the Manager, no event has occurred that, with due notice or lapse of time or both, would constitute a material breach of any Legal Requirement on the part of the Manager; and (v) to the Knowledge of the Manager, there is no investigation of a Governmental Authority pending or threatened against the Manager, other than as have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Manager. There are no outstanding, pending or, to the Knowledge of the Manager, threatened orders, writs, judgments, decrees, injunctions or settlements against the Manager that: (x) prohibit or restrict the consummation of the Transactions; or (y) have, or would reasonably be expected to have, a Material Adverse Effect with respect to the Manager.

(e)          Insolvency. The Manager has not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

(f)          Ownership of the Equity Interests. The authorized and outstanding Equity Interests of the Manager consist of the Membership Interests set forth on Schedule 3.01(e), and the Membership Interests represent all of the issued and outstanding membership interests in the Manager. There are no outstanding subscriptions, options, warrants, calls, rights or convertible or exchangeable securities or any other agreements or other instruments giving any Person the right to acquire any Equity Interests in the Manager, or giving any Person any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option to acquire such Equity Interests. There are no outstanding or authorized share appreciation, phantom share, profit participation or similar rights for which the Manager has any liability. There are no voting trusts, proxies or other agreements or understandings to which the Manager is a party with respect to the voting of any Equity Interests of the Manager. There are no issued or outstanding bonds, indentures, notes or other Indebtedness having the right to vote (or convertible into securities that have the right to vote) on any matters on which the members of the Manager may vote.

(g)          No Defaults Under Contracts; Valid and Binding. Neither the Manager nor, to the Knowledge of the Manager, any other party to any Contract, has given or received any notice of any uncured material default with respect to any Contract, and no event has occurred or, to the Knowledge of the Manager, is pending or threatened, which through the passage of time or the giving of notice, or both, would constitute a material default under any Contract. The Contracts are valid and binding and in full force and effect.

(h)          Compliance With Laws. Between January 1, 2017 and the Effective Date, the Manager did not receive written notice of any material violation of any Laws relating to or arising out of the Business, the Business Employees, the Transferred Assets, the Transferred Intellectual Property or the Contracts that remains uncured. The Manager is not, and since January 1, 2017 has not been, in material default under or in material violation of, nor has the Manager been charged with any material violation of, any Law, relating to or arising out of the Business, the Business Employees, the Transferred Assets, the Transferred Intellectual Property or the Contracts. The Business has at all times since January 1, 2017 been operated in all material respects in accordance with applicable Laws and Governmental Licenses.

(i)          Foreign Asset Control. None of the Manager or any of its Affiliates or constituents is a Person that: (i) is, or is controlled by, a Designated Person; (ii) has received funds or other property from a Designated Person; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law. None of the Manager or any of its Affiliates or constituents engages, or will engage in, any dealings or transactions, or is or will be otherwise associated, with any Designated Person. The Manager is in compliance in all material respects with the Patriot Act. The Manager has taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws, including the requirement that: (y) no Person who owns any direct or indirect interest in the Manager is a Designated Person; and (z) funds invested directly or indirectly in the Manager are derived from legal sources.

(j)          Tax Matters.

(i)          The Manager is, and at all times since the time of its formation has been, classified as a partnership for United States federal income Tax purposes. The Manager has never made an election under Treasury Regulations Section 301.7701-3 (or any analogous provision of state or local income Tax Law) to be treated as an association taxable as a corporation. The Manager has never taken a position with regard to any United States federal, state or local Tax that is inconsistent with the provisions of this paragraph.

(ii)          The Manager has timely filed all material federal, state, local and foreign Tax Returns and reports required to be filed by it with the appropriate Tax Authorities (after giving effect to any filing extension properly granted by any such Tax Authority having authority to do so). All such Tax Returns and reports are accurate and complete in all material respects. The Manager has timely paid (or had timely paid on its behalf) all material Taxes due and payable by the Manager, including any Taxes levied on any of the Manager's properties, assets, income or franchises, whether or not shown as owing on such Tax Returns. All material amounts of Taxes that the Manager was required by Law to withhold or collect in connection with amounts owing to any employee, independent contractor, creditor or other third party have been duly withheld or collected and, to the extent required, have been timely remitted to the appropriate Tax Authority. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Manager, and no waivers or extensions of the time to assess or collect any such Taxes are currently in effect.

(iii)          There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets or Equity Interests of the Manager.

(iv)          There are no pending or threatened in writing audits, assessments or other actions with respect to Taxes or Tax Returns of, or with respect to, the Manager, or any matters under discussion with any Tax Authority with respect to Taxes that are likely to result in an additional liability for Taxes with respect to either of them. No power of attorney has been granted to any Person with respect to any Tax matter of the Manager that will remain in force after the Closing.

(v)          The representations and warranties contained in this Section 3.02(j) are the sole and exclusive representations and warranties made by the Manager relating to Tax matters, including compliance with and liabilities arising under Tax Laws.

(k)          Financial Statements. Copies of the consolidated financial statements for the Manager, consisting of a balance sheet as of December 31, 2020 and the related statements of operations, members' equity and cash flows for the period from January 1, 2020 through December 31, 2020, and the notes thereto (the "Financial Statements") have been made available to the REIT. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. The Financial Statements are complete and correct in all material respects and fairly present, in all material respects, the financial position and results of operations of the Manager as of their respective dates and for the respective periods presented, and are consistent with the books and records of the Manager (which books and records are complete and correct in all material respects). To the Knowledge of the Manager, the Business has no significant deficiencies in the design or operation of its internal controls that could reasonably be expected to materially impair the REIT's ability to record, process, summarize and report financial data with respect to the Business. The Manager has not identified any fraud, whether or not material, that involves management or other employees of the Manager who have a significant role in the Manager's internal controls with respect to the Business. The balance sheet for the Manager as of December 31, 2020 is referred to herein as the "Current Balance Sheet."

(l)          Absence of Certain Changes. From January 1, 2021 until the Effective Date, the Manager has operated in the ordinary course of business in all material respects and there has not been, with respect to the Manager, any action that would have been prohibited by Section 4.01 had this Agreement been in effect for such period.

(m)          Title to Assets. The Manager has good, valid and marketable title to all Transferred Assets. All such Transferred Assets are free and clear of all Encumbrances other than: (i) Encumbrances for or in respect of Taxes or governmental levies not yet due and payable; (ii) the rights of lessors and lessees under leases executed in the ordinary course of business; (iii) the rights of licensors and licensees under licenses executed in the ordinary course of business; and (iv) in the case of cash, as set forth in Schedule 3.02(m). Each of the Transferred Assets is suitable in all material respects for the purpose for which it is intended to be used.

(n)          Sufficiency of Assets. Except for the Pre-Closing Cash, immediately following the Closing, the REIT will have all of the assets necessary for the REIT to provide the services provided as of the Effective Date by the Manager to the REIT under the Advisory Agreements, in substantially the same manner as such Business is being conducted and such services are being provided as of the Effective Date.

(o)          Employees. The Manager has made available to the REIT a list of the employees of, or leased employees providing services to, the Manager and its Affiliates (including the Contributors) as of the Effective Date (each such employee or leased employee, together with any new or replacement employees or leased employees who will be employees of, or leased employees providing services to the Manager as of the Closing, being referred to herein as a "Business Employee").

(p)          Benefit Plans.

(i)          Schedule 3.02(p)(i) sets forth a correct and complete list of each Manager Plan. With respect to each Manager Plan, to the extent applicable, correct and complete copies of the following (to the extent applicable) have been delivered or made available to the REIT by the Manager: (A) all Manager Plans (including all amendments and attachments thereto and related agreements or arrangements with third party service providers or administrators); (B) written summaries of any Manager Plan not in writing; (C) all related trust documents; (D) all insurance contracts or other funding arrangements; (E) the two most recent annual reports (Form 5500) filed with the Internal Revenue Service (the "IRS"); (F) the most recent determination letter or opinion letter from the IRS; (G) the most recent summary plan description and any summary of material modifications thereto; and (H) actuarial valuations and reports for the most recently completed plan year. No Manager Plan is maintained outside the jurisdiction of the United States, or provides benefits or compensation to any Business Employees or other service providers who reside or provide services outside of the United States. The Manager and its ERISA Affiliates have not made any written commitment, intention or understanding to create, materially modify or terminate any material Plan.

(ii)          Each Manager Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits, arbitrations, governmental audits or investigations which have been asserted or instituted, and, to the Knowledge of the Contributors, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Manager, the Manager Plans or any fiduciaries thereof. All contributions required to be made to any Manager Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Manager Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Manager.  Neither the Manager  nor any Contributor or fiduciary of a Manager Plan has engaged in a transaction with respect to any Manager Plan that could subject any Contributor, the Manager or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA.  Each required report and description of a Manager Plan (including IRS Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions, and Summaries of Material Modifications) have been (to the extent required) timely filed with the IRS, the United States Department of Labor, or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other applicable Law with respect to each Manager Plan have been appropriately given.

(iii)          Neither the Manager nor any of its ERISA Affiliates has, at any time, maintained, established, contributed to or been obligated to contribute to any Plan that is (A) a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (B) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code ,or (C) subject to corresponding or similar provisions of foreign Laws. The Manager has not sponsored, or has any obligation with respect to, any employee benefit plan that provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or applicable state law. Each Manager Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a "Qualified Plan") has received a favorable and current determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, and, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan.

(iv)          Any "nonqualified deferred compensation plan" (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Manager or any ERISA Affiliate has made, makes, is obligated to make or promises to make, payments (each, a "409A Plan") has complied and complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment made or to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(v)          Except as set forth in Schedule 3.02(p)(v) or as contemplated by this Agreement or the Advisory Agreements (including, for the avoidance of doubt, distributions and payments authorized to be made from the transition/retention bonus pool contemplated by Section

4.11(d)), neither the execution and delivery of this Agreement or the Transaction Documents, nor the performance of the Transactions, will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including severance payments, payments under any other agreements or unemployment compensation payments) becoming due from the REIT or the Manager to any Business Employee or any other Person, under any Plan or otherwise; (B) materially increase any benefits otherwise payable under any Plan operated or maintained by or on behalf of the REIT or the Manager; (C) result in any acceleration of the time of payment or vesting of any benefits payable by the REIT  or the Manager to any Business Employee; (D) trigger any funding obligation under any Manager Plan or impose any restrictions or limitations on the Manager's rights to administer, amend or terminate any Manager Plan; or (E) result in any payment (whether in cash or property or the vesting of property) to any "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). No Manager Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code or otherwise. Schedule 3.02(p)(v) sets forth (X) the amount of each payment or benefit that could become payable to any disqualified individual under a Manager Plan or by the REIT as a result of the transactions contemplated by this Agreement or the Transaction Documents or a termination of employment or service, including as a result of accelerated vesting, and (Y) the amount of the "excess parachute payments" within the meaning of Section 280G of the Code that could become payable to each such disqualified individual.

(q)          Loans to the Manager. There are no outstanding loans to, or other Indebtedness incurred by, the Manager.

(r)          Licenses and Permits. The Manager holds all licenses, permits and other regulatory and governmental authorizations ("Governmental Licenses") that are required to be maintained by it in connection with the conduct of the Business, except where the failure to hold any Governmental License would not reasonably be expected to result in a Material Adverse Effect with respect to the Manager. Each such Governmental License is valid and in full force and effect in all material respects and will not be invalidated by consummation of the Transactions. The Manager has been in compliance in all material respects with all of the terms and requirements of each Governmental License, and there are no disputes, oral agreements or forbearance programs in effect as to any Governmental License.

(s)          Insurance.

(i)          Schedule 3.02(s) sets forth a complete and correct list of all insurance policies held by or on behalf of the Business or the Manager as of the Effective Date (the "Business Insurance Policies") and a brief description of such insurance policies. The Manager has made available to the REIT a complete and correct copy of all the Business Insurance Policies together with all riders and amendments thereto. All the Business Insurance Policies are in full force and effect and the Manager is in compliance in all material respects with the terms of such policies. All premiums due and payable on the Business Insurance Policies have been duly and timely paid and no notice of cancellation or termination has been received with respect to any such policy. The Business Insurance Policies will not terminate due to the consummation of the Transactions (assuming payment of any applicable policy premiums arising after the Closing).

(ii)          There are no claims pending under any of the Business Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies (other than through customary reservation of rights letters).

(t)          Information Furnished. The Manager has made available to the REIT true and complete copies of all material corporate records of the Manager relevant to the Business and all other items referred to in the schedules of this Section 3.02, and neither this Agreement nor the schedules of this Section 3.02, taken as a whole, contain any untrue statement of a material fact or omit any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

(u)          Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.02(u), there are no material liabilities or obligations relating to the Business, the Transferred Intellectual Property or the Transferred Assets of any nature, whether accrued, contingent or otherwise, and, to the Knowledge of the Manager, there is no existing condition, situation or set of circumstances that reasonably could be expected to result in such a liability or obligation, except for liabilities or obligations: (i) reflected in the Current Balance Sheet; or (ii) that were incurred since January 1, 2020 in the ordinary course of business (including in the course of the Transactions) and would not reasonably be expected to have a Material Adverse Effect with respect to the Manager. As of the Closing, the Manager will not have any liabilities other than liabilities set forth on the balance sheet as of the Closing Date.

(v)          Real Property.

(i)          The Manager does not own any real property, has never owned any real property, and will not as of the Closing, own any real property. Schedule 3.02(v)(i) sets forth a correct and complete list of the addresses of the real property leased or subleased to or occupied by the Manager (all such property, the "Leased Real Property") and also lists the lease or sublease and any amendments thereto pursuant to which the Manager occupies any Leased Real Property.

(ii)          Assuming due authorization, execution and delivery by the counterparty to each lease, each lease required to be listed on Schedule 3.02(v)(i) is a legal, valid and binding agreement of the Manager, enforceable against the Manager and, to the Knowledge of the Manager, each other party thereto, in accordance with its terms, in each case, subject to the Enforceability Exceptions. The Manager did not, nor has it received any notice that any other party is, in default in any material respect (or any condition or event that, after notice or lapse of time or both, would constitute a default in any material respect) under any such lease. The Manager does not owe any brokerage commissions with respect to any such leased space (including any contingent obligation in respect of future lease extensions).

(iii)          The Manager has delivered, or made available, to the REIT prior to the execution of this Agreement correct and complete copies of all leases (including any amendments and renewal letters) required to be listed on Schedule 3.02(v)(i). There are no other written understandings, arrangements or agreements between the parties to such leases with respect to the leasing of the Leased Real Property.

(iv)          No other Person holds any sublease, lease option or other current or contingent right to occupy any of the Leased Real Property before the expiration of the applicable lease. No tenant or other party in possession of any of the Leased Real Property has any right to purchase, or holds any right of first refusal to purchase, such properties.

(w)          Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Manager of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance pending or, to the Knowledge of the Manager, threatened against the Manager, except as would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect with respect to the Manager. The Manager is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect with respect to the Manager.

(x)          Intellectual Property.

(i)          Schedule IP sets forth a true, complete and accurate list of: (A) all registrations or applications for patents, trademarks or copyrights for the Transferred Intellectual Property owned by the Manager; (B) the Transferred Intellectual Property necessary for the conduct of the Business as conducted as of the Effective Date or currently contemplated to be conducted; and (C) all licenses to Transferred Intellectual Property to which the Manager is a party (other than licenses for off-the-shelf computer software that is generally available to the public on commercially reasonable terms). Except as set forth in Schedule IP, no Person has any joint ownership rights in any Transferred Intellectual Property owned by the Manager. Other than the licenses to Transferred Intellectual Property listed in Schedule IP, the Manager has not granted any license to any Person for any Transferred Intellectual Property owned by the Manager. Other than Transferred Intellectual Property listed in Schedule IP, there is no other material Intellectual Property necessary for the conduct of the Business.

(ii)          As of the Closing Date, the Manager will own or otherwise have the right to use all of the Transferred Intellectual Property necessary for the conduct of the Business as it is currently conducted, free and clear of all Encumbrances. This representation is not to be interpreted as providing any representation of non-infringement.

(iii)          To the Knowledge of the Manager, use of the Transferred Intellectual Property in the conduct of the Business has not and does not infringe upon or misappropriate the Intellectual Property of any other Person. In addition, to the Knowledge of the Manager, none of the Transferred Intellectual Property owned by the Manager is being infringed upon, violated or misappropriated by any other Person.

(iv)          Consummation of the Transactions will not result in the imposition of any material financial obligation on the part of the REIT arising from the transfer of the Transferred Intellectual Property pursuant to the Transaction Documents.

(v)          In each case in which the Manager has acquired or sought to acquire ownership of any Transferred Intellectual Property from any Person, including as a result of engaging such Person as a consultant, advisor, employee or independent contractor to independently or jointly conceive, reduce to practice, create or develop any Transferred Intellectual Property on behalf of the Manager (each an "Author"), the Manager has obtained unencumbered and unrestricted exclusive ownership of, by a written, valid and enforceable assignment sufficient to irrevocably transfer, all such Intellectual Property and has obtained from such Authors the waiver of all non-assignable rights, including of any moral rights.

(y)          Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Manager.

(z)          Transactions with Related Parties. There are no outstanding loans, receivables or payables from or to the Contributors, on the one hand, and any Business Employee or the Manager, on the other hand. There is no: (i) agreement between the Manager, on the one hand, and (A) the Contributors, (B) any current or former officer, employee, director or partner of the Contributors or the Manager or (C) any Affiliate of the Persons identified in clauses (A) and (B), excluding the Manager, on the other hand, except for the operating agreement of the Manager, employment agreements or other agreements governing terms of employment or as set forth in Schedule 3.02(z); or (ii) agreement requiring payments to be made by the Manager to any Person on a change of control or otherwise as a result of the consummation of the Transactions.

(aa)          Improper Payments. Neither the Manager nor, to the Knowledge of the Manager, any director, officer or representative of the Manager has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. The Manager has not received any written communication that alleges that the Manager, or any of their respective representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

(bb)          Investment Company Act. The Manager is not required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(cc)          Mortgage-Backed Securities; Mortgage Loans. The Manager is not the owner of, or issuer of, any mortgage-backed securities. The Manager does not hold any residential mortgage loans.

(dd)          No Other Business. The Manager's only client since its inception has been the REIT. The Manager has conducted no business other than the Business and has conducted no activities other than pursuant to the Management Agreement and the Administration Agreement.

(ee)          Brokers, Finders and Advisors. The Manager has not entered into any agreement resulting in, or which will result in, the REIT having any obligation or liability as a result of the execution and delivery of this Agreement and the consummation of the Transactions for any brokerage, finder or advisory fees or charges of any kind whatsoever.

(ff)          Advisory Agreements.  To the Knowledge of the Manager, there has occurred no act or omission for which the REIT would be required to provide indemnity to the Manager or any Contributor under the Management Agreement.

Section 3.03          REPRESENTATIONS AND WARRANTIES OF THE REIT. In each case except as disclosed in the REIT SEC Filings (but excluding any forward looking disclosures set forth in any "risk factors" section, any disclosures in any "forward looking statements" section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) and except where the failure of any such representations or warranties to be true and correct is a result of an action or inaction by the Manager or the Manager has Knowledge of such failure, the REIT hereby represents and warrants to the Contributors as follows, as of the Effective Date and as of the Closing Date (except as to any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), which representations and warranties shall survive the Closing to the extent provided in Section 5.01:

(a)          Organization and Qualification. The REIT: (A) is duly formed as a corporation taxable as a real estate investment trust validly existing and in good standing under the Laws of the State of Maryland and is qualified to do business in each of the states in which it is required to be qualified; and (B) has the full corporate power and authority to carry on its business as now being conducted, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect on the REIT. The REIT has the full corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Transaction Documents and the documents to be executed and delivered by the REIT pursuant to this Agreement. The REIT is not in default under any provision of its charter, bylaws or other organizational document.

(b)          Due Authorization; Approvals. This Agreement has been duly authorized, executed and delivered by the REIT and constitutes the legal, valid and binding agreement of the REIT enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. Other than the REIT Stockholder Approval, the execution and delivery of this Agreement and the Transaction Documents to which the REIT is a party and the performance by the REIT of the Transactions have been approved, to the extent applicable, by the stockholders and directors of the REIT and no other corporate or other proceedings on the part of the REIT is necessary to authorize the execution and delivery by the REIT, of this Agreement or the Transaction Documents to which the REIT is a party or the performance by the REIT of the Transactions. Upon their execution, the Transaction Documents to which the REIT is a party will be duly executed and delivered by the REIT and will constitute valid and binding obligations of the REIT, enforceable against the REIT in accordance with their respective terms, subject to the Enforceability Exceptions.  Subject to obtaining the REIT Stockholder Approval and the related filing by the REIT, and approval by the New York Stock Exchange ("NYSE"), of all Supplemental Listing Applications required to be filed pursuant to the rules of the NYSE with respect to the issuance of any of the REIT Stock, (i) neither the execution, delivery, nor performance of this Agreement by the REIT, nor any action or omission on the part of the REIT required pursuant hereto, nor the consummation of the Transactions by the REIT will (A) result in a breach or violation of, or constitute a default under, any Legal Requirement applicable to the REIT, or (B) constitute a default or result in the cancellation, termination, acceleration, breach or violation of any agreement (other than the Advisory Agreements), instrument or other material document to which the REIT is a party, or give any Person the right to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture or other material document or under any Legal Requirement; and (ii) the REIT is not, nor will be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement that has not already been given or obtained.

(c)          Brokers, Finders and Advisors. The REIT has not entered into any agreement resulting in, or which will result in, the Contributors or the Manager having any obligation or liability as a result of the execution and delivery of this Agreement, or the consummation of the Transactions, for any brokerage, finder or advisory fees or charges of any kind whatsoever.

(d)          Title to REIT Stock. The authorized capital of the REIT, and the issued and outstanding shares of REIT Stock, are accurately disclosed in the REIT SEC Filings.  At Closing, each Contributor will acquire such Contributor's Pro Rata Share of (i) the aggregate number of shares of Common Stock identified in clause (i) of Section 1.01(a), (ii) the aggregate number of shares of Class B Stock identified in clause (ii) of Section 1.01(a), and (iii) the aggregate number of shares of Series A Preferred identified in clause (iii) of Section 1.01(a), in each case, free and clear of all Encumbrances of any nature whatsoever, other than what is provided in this Agreement or by Law or resulting from action by the Contributors. The shares of REIT Stock to be issued and conveyed by the REIT to the Contributors pursuant to this Agreement will, upon such issuance, be duly authorized, validly issued and outstanding, fully paid and non-assessable.

(e)          Advisory Agreements.  To the knowledge of the REIT (based solely on the information presented to the REIT's board in the ordinary course of business), there has occurred no act or omission for which the Manager would be required to provide indemnity to the REIT under the Management Agreement.

(f)          Opinion of Financial Advisor.  The Special Committee has received an opinion of Evercore, as financial advisor to the Special Committee, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Contribution Consideration to be paid pursuant to this Agreement is fair, from a financial point of view, to the REIT.

ARTICLE IV
COVENANTS

Section 4.01          CONDUCT OF BUSINESS PRIOR TO CLOSING. From the Effective Date until the Closing or earlier termination of this Agreement, except as otherwise expressly provided in this Agreement, the Manager shall, and the Contributors shall cause the Manager to: (i) conduct the Business in the ordinary course, consistent with past practice and in compliance with the requirements of the Management Agreement; (ii) use commercially reasonable efforts to preserve substantially intact its present organization; (iii) use commercially reasonable efforts to keep available the services of its present officers and employees and of all other Persons who provide material services to the REIT and its subsidiaries; and (iv) use commercially reasonable efforts to preserve its relationships with others having business dealings with it relating to the Business. Without limiting the generality of the foregoing, except as otherwise expressly provided in this

Agreement, from the Effective Date to the Closing, without the prior consent of the Special Committee, the Manager shall not, and the Contributors shall cause the Manager not to:

(a)          sell, lease, Encumber, transfer, license or dispose of any Transferred Assets, Contracts or Transferred Intellectual Property, in each case except in the ordinary course of business (for the avoidance of doubt, the Manager shall not be restricted from making any distributions of cash to its members at or prior to Closing);

(b)          enter into, amend or terminate any material Contract;

(c)          fail to timely pay any account payable relating to the Business in the ordinary course of business other than amounts that are subject to dispute in good faith;

(d)          take any action that would adversely affect the REIT's qualification as a real estate investment trust within the meaning of Section 856 of the Code;

(e)          make any material change in any financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(f)          enter into any material commitment or transaction relating to the Business except in the ordinary course of business;

(g)          enter into any new line of business;

(h)          incur, create, assume or guarantee any Indebtedness;

(i)          make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity;

(j)          change (or permit to be changed) any accounting or Tax procedure, method or practice (including any method of accounting for Tax purposes), make, change or revoke (or permit to be made, changed or revoked) any Tax election, amend any Tax Return, or settle or compromise any Tax liability;

(k)

(i)          increase in any manner the compensation or benefits of any Business Employee, or pay or otherwise grant any benefit not required by any Plan with respect to any Business Employee, or enter into any contract to do any of the foregoing, in each case other than:

(A)          awarding annual performance-related merit increases in base salaries made in the ordinary course of business to executive officers of the Manager by an amount that in the aggregate does not exceed five percent (5%) of such officers' current aggregate annual base salaries;

(B)          awarding annual performance-related merit increases in base salaries or base wages made in the ordinary course of business to all Business Employees (other than executive officers of the Manager) by an amount that in the aggregate does not exceed five percent (5%) of such employees' current aggregate annual base salaries and base wages;

(C)          increasing annual bonus opportunities made in the ordinary course of business consistent with past practice;

(D)          providing payments and benefits required under the terms of existing Manager Plans as in effect on the date hereof;

(E)          making any distributions and payments authorized to be made from the transition/retention bonus pool contemplated by Section 4.11(d); or

(F)          to the extent required by Law;

(ii)          except to the extent required by applicable Law or the terms of any Manager Plan as in effect on the date hereof:

(A)          enter into, adopt, amend, terminate or waive any right under any Plan (including any employment or consulting arrangement) or any collective bargaining agreement; or

(B)          accelerate any rights or benefits, or, other than in the ordinary course of business and consistent with past practice, make any determinations or interpretations with respect to any Manager Plan;

(l)          commit to any single or aggregate capital expenditure or commitment in excess of $50,000 (on a consolidated basis);

(m)          acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof;

(n)          cancel any debts or waive any claims or rights of substantial value relating to the Business or the Manager;

(o)          enter into any lease for real property or assign its rights under, amend or terminate any lease with respect to real property;

(p)          issue, sell or grant any Equity Interests of the Manager, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any Equity Interests of the Manager, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Equity Interests of the Manager or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any Equity Interests of the Manager or any other securities in respect of, in lieu of, or in substitution for, the Equity Interests of the Manager that are outstanding on the Effective Date;

(q)          settle or compromise any claim, action, suit or proceeding pending or threatened against it or relating to the Business, other than any such settlement or compromise in the ordinary course of business consistent with past practice that involves solely payment of money damages in an amount not in excess of $50,000 individually or $100,000 in the aggregate that is paid prior to Closing; provided, however, that neither the Manager nor any of its Subsidiaries shall agree to, or shall, settle any claim, action, suit or proceeding if the settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Business;

(r)          hire or terminate, or enter into any transaction or any contract with, any Business Employee, or promote or appoint any Person to a position of executive officer or director of the Manager;

(s)          make or authorize any change in its organizational documents;

(t)          abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Intellectual Property;

(u)          take, or agree or otherwise commit to take, or cause the REIT to take or to agree or otherwise commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Transactions; or

(v)          take, or agree or otherwise commit to take, any of the foregoing actions or any other action that if taken would reasonably be expected to prevent the satisfaction of any condition set forth in Section 2.02(b).

Section 4.02          ACCESS TO INFORMATION; LITIGATION SUPPORT.

(a)          During the period from the Effective Date to the Closing or earlier termination of this Agreement, the Contributors shall furnish the Special Committee, the REIT and their representatives with any information and data (including copies of contracts, plans and other books and records) concerning the Business, the Manager and operations of the Business as the Special Committee, the REIT or any of their representatives reasonably may request.

(b)          In the event and for so long as any party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Business, each of the other parties will reasonably cooperate with such party and its counsel in the contest or defense, make available their personnel and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense; provided, however, that the contesting or defending party shall reimburse the other party for its reasonable costs and expenses (including its internal costs for the personnel providing such assistance); provided, further, that each party may restrict the foregoing access and the disclosure of information to the extent that (i) in the reasonable good faith judgment of such party, any applicable Law requires such party or its subsidiaries to restrict or prohibit access to any such information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 4.02(b), the applicable party shall use its commercially reasonable efforts to (A) obtain the required consent of any such third party to provide such access or disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to each of the parties and (C) in the case of clauses (i) and (iii), enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege.

(c)          Not less than five (5) business days before the Closing Date, the Contributors shall furnish to the Special Committee and to the REIT its good faith estimate of the Accrued Management Fee, setting forth in reasonable detail how such estimate was calculated.

Section 4.03          CONSENTS AND APPROVALS.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of the REIT, the Manager and the Contributors shall and shall cause their respective Subsidiaries, to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto, all things necessary, proper and advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article II to be satisfied, (ii) the preparing and filing of all documentation to effect all required filings, notices, petitions, statements, registrations, submissions and applications and the obtaining of all necessary actions or nonactions, waivers, consents, authorizations and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Transactions and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid legal proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Transactions, (iii) the defending of any legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

(b)          In connection with and without limiting the foregoing, each of the REIT, the Manager and the Contributors shall give (or shall cause to be given) any notices to any Person, and each of the REIT, the Manager and the Contributors shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any consents from any Person not covered by Section 4.03(a) that are necessary, proper and advisable to consummate the Transactions. Each of the REIT, the Manager and the Contributors will furnish to the others such necessary information and reasonable assistance as the others may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between any party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the REIT, the Manager and the Contributors or their respective representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither the REIT, the Manager nor the Contributors shall, nor shall they permit their respective representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other parties prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority. Notwithstanding the foregoing, obtaining any approval or consent from any Person pursuant to this Section 4.03(b) shall not be a condition to the obligations of the parties to consummate the Transactions.

(c)          Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Transactions, none of the REIT, the Manager or the Contributors or any of their respective Subsidiaries or Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person, in each case that is not conditioned upon the occurrence of the Closing. Subject to the immediately foregoing sentence, the parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents. The REIT, the Manager and the Contributors acknowledge and agree that no approval or consent of any such Person is a condition to the obligations of any party to effect the Transactions.

Section 4.04          PROXY STATEMENT; STOCKHOLDER MEETING.

(a)          Reasonably promptly after the Effective Date, the Manager and the REIT shall prepare and the REIT shall file with the Securities and Exchange Commission ("SEC") a proxy statement on Schedule 14A for a meeting of stockholders of the REIT (as amended or supplemented, the "Proxy Statement"). The Manager and the REIT shall include in the Proxy Statement a proposal or proposals for or relating to the approval of the Transactions and the Transaction Documents, including the issuance of the REIT Stock as required by the NYSE Listed Company Manual, and the issuance of shares of common stock to John Grier, which proposal(s) shall be approved at a meeting by the affirmative vote of at least a majority of the votes cast by the stockholders entitled to vote on the matter other than the votes of shares owned of record or beneficially by the Contributors or their respective Affiliates, or by any other stockholder determined to have a material financial interest in the Transactions (the "REIT Stockholder Approval"). The Manager and the REIT shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the federal securities Laws (including the SEC's proxy rules) and of Maryland Law. The Contributors shall furnish all required information concerning themselves, the Manager and their Affiliates to the REIT and provide such other assistance as may be reasonably requested in connection with the preparation of the Proxy Statement. Prior to filing the Proxy Statement or any amendment or supplement thereto, the Manager and the REIT shall provide the Contributors with reasonable opportunity to review and comment on such proposed filing solely with respect to the REIT Stockholder Approval and any information relating to the Contributors. If, at any time prior to the Closing Date, any information should be discovered by the REIT, on the one hand, or the Manager or the Contributors, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the REIT with the SEC and, to the extent required by applicable Law, disseminated by the REIT to the stockholders of the REIT.

(b)          The Manager and the REIT shall promptly notify the Contributors of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply the Contributors with copies of all correspondence between the REIT or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. Prior to responding to any comments of the SEC, the Manager and the REIT shall provide the Contributors with reasonable opportunity to review and comment on such proposed response solely with respect to the REIT Stockholder Approval and any information relating to the Contributors.

(c)          The REIT shall mail the Proxy Statement to the holders of Common Stock in accordance with customary practice after the SEC's review of the Proxy Statement is completed.

(d)          The REIT shall, in accordance with customary practice, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting"). One matter presented to the stockholders of the REIT at the Stockholders Meeting for approval shall be the REIT Stockholder Approval. The Board of Directors of the REIT shall, subject to its duties under the Law and the approval of the Special Committee, recommend that the stockholders of the REIT vote in favor of the issuance of the REIT Stock at the Stockholders Meeting, and the REIT shall use reasonable best efforts to solicit from its stockholders proxies in favor of such approval. Notwithstanding the foregoing, the Board of Directors of the REIT may decline to make or may withdraw, modify or change its recommendation at any time prior to obtaining the REIT Stockholder Approval if the Special Committee determines in good faith (after consultation with its outside counsel) that the failure to take such action would be inconsistent with their duties to the REIT's stockholders under applicable Law.

Section 4.05          COOPERATION ON POST-CLOSING TAX MATTERS.

(a)          Subject to Closing, the REIT shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Manager that are required to be filed after the Closing Date, including Tax Returns for any taxable period ending on or prior to the Closing Date that are required to be filed after the Closing Date (such as the final IRS Form 1065 partnership return for the Manager for the Tax period ending on the Closing Date) and Tax Returns for any Tax period which begins on or before the Closing Date and which ends after the Closing Date (any such period, a "Straddle Period").  Such Tax Returns shall be prepared in a manner consistent with the positions taken, and with accounting methods used, on the Tax Returns filed by the Manager prior to the Closing Date, unless otherwise required by applicable Law or agreed by the REIT and the Contributor Representative.  The REIT shall deliver any such Tax Returns to the Contributor Representative for review at least 20 days prior to the date such Tax Return is required to be filed and shall accept all reasonable comments of the Contributor Representative in respect of such Tax Returns.  After incorporating any such comments into the Tax Returns, the REIT shall timely file them with the appropriate governmental authorities and shall timely furnish Schedule K-1s to the respective Contributors.  For purposes of determining the amount of Taxes allocable to the portion of the Straddle Period ending on (and including) the Closing Date, (i) in the case of any Taxes (other than Taxes based upon or related to income or receipts) that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of the Straddle Period ending on (and including) the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; and (ii) in the case of any Taxes based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

(b)          Subject to Closing, the REIT and the Contributors each shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and contesting any audit or other proceeding with respect to Taxes and the Intended Tax Treatment; provided, however, that the Contributors shall have the right to control the defense, settlement or compromise of any audit or proceeding with respect to Taxes of the Manager that pertain to a Tax period ending on or before the Closing Date, so long as such settlement or compromise does not adversely impact the REIT. In the event the settlement or compromise does adversely impact the REIT, the Contributors must seek the prior approval of the board of directors of the REIT, which approval shall not be unreasonably withheld.  Such cooperation shall include the retention and (upon the other party's reasonable request) the provision of records and information which are reasonably relevant to any such audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree: (i) to retain all books and records with respect to Tax matters pertinent to the Manager relating to any Pre-Closing Tax Period and to abide by all record retention agreements entered into with any Tax Authority; and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the REIT and the Contributors, as the case may be, shall allow the other party to take possession of such books and records.

Section 4.06          SUPPLEMENTAL DISCLOSURE. The REIT, on the one hand, and the Contributors and the Manager, on the other hand, shall promptly, upon having or gaining Knowledge of any event, condition or fact that would cause any of the conditions to the other party's obligation to consummate the Transactions not to be fulfilled, notify the other party hereto, and furnish the other party hereto any information it may reasonably request with respect thereto.

Section 4.07          RESTRICTIVE COVENANTS.

(a)          Each Contributor covenants that, commencing on the Closing Date and ending on the twenty-fourth (24th) month anniversary of the Closing Date (the "Non-Competition Period"), each Contributor shall not, and it shall cause its Affiliates not to, engage, directly or indirectly, in any capacity, or have any direct or indirect ownership interest in, or permit any Contributor's or any such Affiliate's name to be used in connection with, any business in the United States engaged directly in owning, operating or providing asset management services to an entity that invests primarily in energy infrastructure assets for which, as to any particular project, the aggregate amount of assets acquired would satisfy the REIT asset test and the revenues to be generated would be used to satisfy the REIT income test (the "Restricted Business"); provided, however, that nothing in this Agreement shall prevent or restrict a Contributor or any of its Affiliates from any of the following:

(i)          owning equity interests, indebtedness or other securities representing not more than five percent (5%) of the equity capital of a company that is engaged in the Restricted Business, so long as such Contributor is not otherwise associated with the management of such company, including by serving on the board of directors or holding any other similar governing position;

(ii)          the acquisition and operation of any Person or business engaged in a Restricted Business so long as, (A) the revenues from such Restricted Business constitute less than twenty percent (20%) of the total revenues of such acquired Person or business (measured for the four (4) calendar quarters before the execution of the purchase agreement) or (B) such Contributor or its Affiliate, within twelve (12) months of the closing of such acquisition, divests a sufficient portion of the acquired Person or business such that the revenues from such Restricted Business constitute less than twenty percent (20%) of the total revenues of such acquired Person or business (measured for the four (4) calendar quarters before the disposition); or

(iii)          in the case of Campbell Hamilton, Inc. and David J. Schulte, Trustee of the DJS Trust under Trust Agreement dated July 18, 2016, and their Affiliate, David J. Schulte, the service by David J. Schulte as a member of the board of directors (and one or more committees of the board of directors) of Western Midstream Partners, LP or its successors or assigns (for the avoidance of doubt, neither Campbell Hamilton, Inc. and David J. Schulte, Trustee of the DJS Trust under Trust Agreement dated July 18, 2016, nor David J. Schulte, are deemed to control Western Midstream Partners, LP and Western Midstream Partners, LP shall not be deemed to be an Affiliate of any of them).

It is recognized that the Restricted Business is expected to be conducted in the United States and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenants set forth in Section 4.07(b)) are therefore not appropriate.

(b)          Each Contributor covenants that, during the Non-Competition Period, each Contributor shall not, and it shall cause its respective Affiliates not to, (i) directly or indirectly solicit or entice, or attempt to solicit or entice, any clients or customers of the REIT or any of their subsidiaries for purposes of diverting their business or services from the REIT or any of their subsidiaries or (ii) solicit the employment or engagement of services of any person who, to the

Knowledge of such Contributor, is or was employed as an employee by the REIT or any of its subsidiaries during such period on a full- or part-time basis. The foregoing shall not prohibit any general solicitation of employees, contractors or consultants or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any such employees, nor shall it prohibit any Contributor or its Affiliates from hiring any such employee who seeks employment with such Contributor or its Affiliate on his or her own initiative, without any prior solicitation by such Contributor or any of its Affiliates.

For the avoidance of doubt, if any of the Membership Interests held by a Contributor are actually held by a trust, or other type of entity, on behalf on an individual, then the non-compete covenants in this Section 4.07 shall apply to the settlor of such trust holding the Membership Interests.

(c)          Each Contributor acknowledges that the restrictions contained in this Section 4.07 are reasonable and necessary to protect the legitimate interests of the REIT and constitute a material inducement to the REIT to enter into this Agreement and consummate the Transactions. Each Contributor acknowledges that any violation of this Section 4.07 may result in irreparable injury to the REIT and agrees that the REIT shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 4.07, which rights shall be cumulative and in addition to any other rights or remedies to which the REIT may be entitled.

(d)          In the event that any covenant contained in this Section 4.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 4.07 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 4.08          PUBLICITY. The Contributors, the Manager and the REIT shall consult with each other before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any press release or other public statement with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, duties under applicable Law or by obligations pursuant to any listing agreement with the NYSE. Notwithstanding this Section 4.08, no party shall be required to consult or obtain the consent of the other parties prior to making statements that are not inconsistent with any previous press releases, public disclosures or public statements made by any Contributor, the Manager or the REIT in compliance with this Section 4.08.

Section 4.09          TAIL COVERAGE. For at least six (6) years after the Closing, all current and former directors, officers and employees of the Manager shall be indemnified by the REIT for all damages in connection with any actual or threatened action or proceeding based on, or arising out of, the service of such person in any such capacity prior to the Closing to the same extent that the Manager would have been permitted to indemnify such persons under applicable law and the Manager's organizational documents.  The REIT will maintain director and officer "tail coverage" insurance, including stand-alone Side A coverage, covering all current and former directors and officers of the Manager during a claims reporting or discovery period of at least six (6) years from and after the Closing Date, secured from an insurance carrier with a comparable credit rating as the current insurance carrier of the REIT with respect to directors' liability insurance and in an amount and scope comparable to its existing policies.

Section 4.10          REGISTRATION OF COMMON STOCK.  Contemporaneous with the Closing, the REIT and each Contributor will enter into a registration rights agreement in the form attached as Exhibit C to this Agreement.

Section 4.11          EMPLOYEE MATTERS.

(a)          On the Closing Date, the REIT shall offer employment to, or shall cause the Manager or other Affiliate of the REIT to offer employment to, each of the existing employees of the Manager (including any Contributor or Affiliate of a Contributor employed by the Manager but not including Richard Green) on the basis of the terms and conditions, including salary and benefits no less favorable to such employees than those provided by the Manager on the date hereof (with the specific salaries and benefits for each such employee to be determined prior to the Closing by the compensation committee of the Board of Directors of the REIT, with input provided by an independent compensation consultant selected by such committee).  Each of the individuals who accepts such offer of employment (each, a "Continuing Employee") will be employed at Closing by the REIT or the Manager or other Affiliate of the REIT, as the case may be, on those terms and conditions.

(b)          The REIT shall cause each Continuing Employee to be credited with his or her years of service with the Manager before the Closing Date for all purposes (including vesting, eligibility to participate and level of benefits) under each employee benefit plan, program or arrangement in which such Transferred Employee participates after the Closing, to the extent permitted under ERISA and by any applicable insurer, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service.  Without limiting the generality of the foregoing, for purposes of each such plan, program or arrangement providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, the REIT shall cause all pre-existing condition exclusions and actively-at-work requirements of such plan, program or arrangement to be waived for such Continuing Employee and his or her covered dependents, unless such conditions had not been satisfied or waived under the analogous benefit plans in which such Continuing Employee participated immediately prior to the Closing Date.  In addition, the REIT shall cause each such plan, program or arrangement to credit any eligible expenses incurred by such Continuing Employee and his or her spouse and/or covered dependents prior to Closing for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to that Continuing Employee and his or her covered dependents as if such amounts had been paid in accordance with such plan, program or arrangement, to the extent permitted under ERISA and by any applicable insurer.

(c)          Each person who served as an executive officer or as a member of the board of managers of the Manager prior to the Closing will be indemnified by the REIT for his or her service in such capacities to the maximum extent permitted by law.

(d)          In accordance with the Management Agreement (specifically, that certain First Amendment to Management Agreement comprising a part of the Management Agreement), the REIT has funded a transition/retention bonus pool in the aggregate amount of $1,000,000.  The Manager will distribute the transition/retention bonus pool in the form of cash retention awards payable to the individuals, at the times and in the amounts, in each case, as recommended by David Schulte and Richard Green and approved by the compensation committee of the Board of Directors of the REIT or as otherwise specifically provided in the Management Agreement.

Section 4.12          APPOINTMENT OF CONTRIBUTOR REPRESENTATIVE.

(a)          Each Contributor irrevocably constitutes and appoints Richard Green (the "Contributor Representative") as Contributor Representative hereunder to act as such Contributor's true and lawful attorney in fact and agent as described in this Section 4.12, and authorizes the Contributor Representative, acting for such Contributor and in such Contributor's name, place and stead, in any and all capacities, to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as such Contributor might or could do in person, including as follows:

(i)          to determine the time and place of the Closing, to determine whether the conditions to Closing set forth in Article II have been satisfied (or to waive such conditions), and to terminate this Agreement as provided in Article VI;

(ii)          to take any and all action on behalf of the Contributors from time to time as the Contributor Representative may deem to be necessary or desirable to fulfill the interests and purposes of this Section 4.12 and to engage agents and representatives (including accountants and legal counsel) to assist in connection therewith;

(iii)          to take any and all action on behalf of the Contributors from time to time that Contributor Representative deems to be necessary or desirable to make or enter into any waiver, amendment, agreement, certificate or other document contemplated hereunder;

(iv)          to deliver all notices required to be delivered by the Contributors hereunder;

(v)          to receive all notices required to be delivered to the Contributors hereunder;

(vi)          to seek indemnification from the REIT on behalf of the Contributor Indemnified Parties under Article V and to take all action required by Section 4.05 (Cooperation on Post Closing Tax Matters) and make all decisions on behalf of the Contributors pursuant to Article V and Section 4.05 hereof; and

(vii)          to prosecute, defend, settle, compromise or take any other action and make any other determination with respect to any claim or matter that may arise under this Agreement or any of the Transaction Documents, including any claim or matter for which any Contributor seeks indemnification from the REIT under Article V or for which the REIT (or any REIT Indemnitee) seeks indemnification under Article V.

(b)          Each Contributor grants unto the Contributor Representative full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to effect all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming as to the REIT and each REIT Indemnified Party all that the Contributor Representative may lawfully do or cause to be done by virtue hereof.  Each Contributor further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by the Contributor Representative to the REIT of any waiver, amendment, agreement, certificate or other documents executed by the Contributor Representative pursuant to this Section 4.12, such Contributor shall be bound by such documents as fully as if such Contributor had executed and delivered such documents.

(c)          The Contributor Representative shall not have, by reason of this Agreement, a fiduciary relationship in respect of any Contributor.  The Contributor Representative shall not be liable to any Contributor for any action taken or omitted by him hereunder or under any other document hereunder, or in connection therewith, except that the Contributor Representative shall not be relieved of any liability imposed by Law for gross negligence, willful misconduct, bad faith or fraud.  Each Contributor acknowledges and agrees that the Contributor Representative shall not be obligated to take any actions and shall be entitled to take such actions that the Contributor Representative deems to be appropriate in the Contributor Representative's reasonable discretion.  Each Contributor further agrees to indemnify and hold harmless the Contributor Representative harmless from and against any loss, liability or expense arising in connection with any act or omission of the Contributor Representative, except for any liability imposed by Law for gross negligence, willful misconduct, bad faith or fraud.  Each Contributor agrees to reimburse the Contributor Representative for its Pro Rata Share of any out of pocket expenses incurred by Contributor Representative in connection with the performance of any actions required or permitted to be taken by the Contributor Representative under this Agreement; provided, however, that the Contributor Representative undertakes to keep the Contributors reasonably informed as to his incurrence of out of pocket expenses for which such reimbursement may be requested.

(d)          Each Contributor agrees that the REIT shall be entitled to unconditionally assume that any action taken or omitted, or any document executed by, the Contributor Representative purporting to act as Contributor Representative under or pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement has been unconditionally authorized by the Contributors to be taken, omitted to be taken, or executed on their behalf so that they will be legally bound thereby, and each Contributor agrees not to institute any claim, lawsuit, arbitration or other proceeding against the REIT alleging that the Contributor Representative did not have the authority to act as Contributor Representative on behalf of the Contributors in connection with any such action, omission or execution.

ARTICLE V
INDEMNIFICATION AND CLAIMS

Section 5.01          SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations and warranties of the Contributors, the Manager and the

REIT contained in this Agreement will survive until eighteen (18) months after the Closing Date, provided that the Contributor Fundamental Representations, the Manager Fundamental Representations and the REIT Fundamental Representations shall survive until the later of eighteen (18) months after the Closing Date or thirty (30) days after the expiration of the applicable statute of limitations with respect to the matters addressed in such representations. Notwithstanding the foregoing, a claim given in good faith in accordance with this Article V in respect of a representation or warranty on or prior to the date on which the representation or warranty ceases to survive shall not thereafter be barred by the expiration of the survival period, and may be pursued thereafter without regard to such expiration. Except as otherwise expressly provided in this Agreement, each covenant or agreement set forth in this Agreement shall survive without limit.

Section 5.02          INDEMNIFICATION OF THE REIT.

(a)          Each Contributor, severally but not jointly, shall indemnify and hold harmless the REIT and its successors and the stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified Person (collectively, the "REIT Indemnified Parties") from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any REIT Indemnified Party to the extent arising out of, resulting from, based upon or relating to any breach, as of the Effective Date or the Closing Date (except any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), of any representation or warranty made by such Contributor in Section 3.01 of this Agreement or in such Contributor's Assignment;

(b)          Each Contributor, jointly and severally, shall indemnify and hold harmless the REIT Indemnified Parties from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any REIT Indemnified Party to the extent arising out of, resulting from, based upon or relating to:

(i)          any breach, as of the Effective Date or the Closing Date (except any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), of any representation or warranty made by the Manager in Section 3.02 of this Agreement or in any of the Transaction Documents (other than the Assignments);

(ii)          any failure by the Contributors or the Manager duly and timely to perform or fulfill any of its covenants or agreements required to be performed by it under this Agreement or any of the Transaction Documents (other than the Assignments), except to the extent that such failure is caused by any act or omission of the REIT;

(iii)          any act or omission for which the Manager would be required to provide indemnity to the REIT under the Advisory Agreements (and regardless of whether the Management Agreement remains in effect) in effect immediately prior to the Closing, to the extent (A) such act or omission preceded the Closing, (B) the REIT does not have knowledge of such act or omission (based solely on the information presented to the REIT's board in the ordinary course of business) as of the Closing Date and (C) the REIT makes demand for indemnification with respect to such act or omission within twelve (12) months after the Closing Date; and

(iv)          any liability, whether or not accrued, assessed or currently due and payable, for (a) any Taxes imposed on or with respect to the Manager for any Pre-Closing Tax Period, or (b) any Taxes of the Contributors or any Affiliate thereof, or (c) any Taxes resulting from any transfer of the Membership Interests pursuant to the Transaction Documents, in the case of each of clauses (a) through (c), regardless of any investigation or any knowledge acquired (or capable of being acquired) by the REIT Indemnified Parties at any time (whether before or after the Effective Date or the Closing Date), with respect thereto.

Section 5.03          INDEMNIFICATION OF THE CONTRIBUTORS. The REIT shall indemnify and hold harmless the Contributors and their respective successors and the respective stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified Person (collectively, the "Contributor Indemnified Parties") from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Contributor Indemnified Party to the extent arising out of, resulting from, based upon or relating to:

(a)          any breach, as of the Effective Date or the Closing Date (except any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), of any representation or warranty made by the REIT in Section 3.03 of this Agreement or in any of the Transaction Documents, except to the extent that such breach is caused by any act or omission of the Manager prior to the Closing Date; and

(b)          any failure by the REIT to duly and timely perform or fulfill any of their covenants or agreements required to be performed by them under this Agreement or any of the Transaction Documents, except to the extent that such failure is caused by any act or omission of the Manager prior to the Closing Date.

Section 5.04          INDEMNIFICATION PROCEDURES. All claims for indemnification by any person seeking indemnification under this Article V (an "Indemnified Party") shall be asserted and resolved as follows:

(a)          If an Indemnified Party intends to seek indemnification under this Article V, it shall promptly notify the Indemnifying Party in writing of such claim, indicating with reasonable particularity the nature of such claim and provide the Indemnifying Party with all relevant information in the Indemnifying Party's possession that the Indemnifying Party may reasonably request. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

(b)          If such claim involves a Third Party Claim against the Indemnified Party and the Indemnifying Party has unconditionally acknowledged in writing its obligation to indemnify the Indemnified Party in respect of such Third Party Claim, the Indemnifying Party may, within thirty (30) days after receipt of such notice and information, and upon notice to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, assume the settlement or defense thereof, with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it at the sole cost and expense of the Indemnified Party. If the Indemnifying Party assumes the settlement or defense of such claim and the Indemnified Party determines reasonably and in good faith that representation by the Indemnifying Party's counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest or that there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party's counsel. So long as the Indemnifying Party is contesting any such claim in good faith in accordance with the first sentence of this Section 5.04(b), the Indemnifying Party shall have the right to settle any claim for which indemnification has been sought and is available hereunder that imposes solely monetary obligations that are paid by the Indemnifying Party, does not contain a finding or admission of any violation of Law or any violation of the rights of any Person and contains an unconditional release of the Indemnified Party from all liability thereunder; provided, that to the extent that such settlement requires the Indemnified Party to take, or prohibits the Indemnified Party from taking, any action or purports to obligate the Indemnified Party, then the Indemnifying Party shall not settle such claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed. So long as the Indemnifying Party is contesting any such claim in good faith in accordance with the first sentence of this Section 5.04(b), the Indemnified Party shall: (i) not pay or settle any such claim without the Indemnifying Party's consent, such consent not to be unreasonably withheld, conditioned or delayed; and (ii) cooperate fully with the Indemnifying Party and its counsel in the settlement and defense of such claim. If the Indemnifying Party is not entitled to join in or assume the defense of the claim pursuant to the foregoing provisions or is entitled but does not contest such claim in good faith (including if it does not notify the Indemnified Party of the assumption of the defense of such claim within the thirty (30) day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof and the Indemnifying Party shall cooperate with it in connection therewith. Except as otherwise expressly provided in this Section 5.04, the failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder. Any costs and expenses incurred by such Indemnified Party in connection with the investigation and defense of such claim (including reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) required to be paid by the Indemnifying Party on behalf of the Indemnified Party shall be paid as incurred, promptly against delivery of reasonably detailed invoices therefor.

(c)          If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the "Subject Materials") relating to such Third Party Claim. Each party hereto mutually acknowledges and agrees, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third-Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection. The Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney-

client or other applicable legal privilege that based on the advice of outside counsel would be impaired by such disclosure or any confidentiality restriction under applicable Law.

Section 5.05          LIMITATIONS.

(a)          Notwithstanding anything to the contrary in this Agreement, no amounts of indemnity shall be payable as a result of any claim arising under:

(i)          Section 5.02(a), Section 5.02(b)(i), or Section 5.02(b)(iii) unless and until Losses claimed thereunder, when aggregated, are in excess of an amount equal to one percent (1%) of the Aggregate Indemnity Cap (the "Basket Amount"), in which case the REIT Indemnified Parties may recover the aggregate amount of all Losses payable; and

(ii)          Section 5.02(a), Section 5.02(b)(i), or Section 5.02(b)(iii) in excess of an amount equal to twenty-five percent (25%) of the Aggregate Indemnity Cap (aggregating all indemnity payments by all Contributors under Section 5.02(a), Section 5.02(b)(i), and Section 5.02(b)(iii));

provided, that the aggregate indemnity payments by all Contributors under Section 5.02(a) and Section 5.02(b) shall not exceed the Aggregate Indemnity Cap, and provided, further, that the aggregate indemnity payments by an individual Contributor under Section 5.02(a) shall not exceed such Contributor's Pro Rata Share of the Aggregate Indemnity Cap; and provided, further, none of the limitations set forth in this Section 5.05(a) shall be applicable with respect to, (i) any fraud or intentional misrepresentation, (ii) any breach of any Contributor Fundamental Representations or (iii) any breach of any Manager Fundamental Representations.

(b)          Notwithstanding anything to the contrary in this Agreement, no amounts of indemnity shall be payable as a result of any claim arising under:

(i)          Section 5.03(a) unless and until Losses claimed thereunder, when aggregated, are in excess of the Basket Amount, in which case the Contributor Indemnified Parties may recover the aggregate amount of all Losses; and

(ii)          Section 5.03 in excess of an amount equal to twenty-five (25%) of the Aggregate Indemnity Cap (aggregating all indemnity payments by the REIT under Section 5.03).

provided, that none of the limitations set forth in this Section 5.05(b) shall be applicable with respect to, (i) any fraud or intentional misrepresentation, or (ii) any breach of any of the REIT Fundamental Representations.

Section 5.06          CHARACTER OF INDEMNITY PAYMENTS. The parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to or refund of the Contribution Consideration, unless otherwise required by Law (including by a determination of a Tax Authority that, under applicable Law, is not subject to further review or appeal).

Section 5.07          EXCLUSIVE REMEDY. Except for claims based on fraud, or claims for equitable relief with respect to Section 4.07, following the Closing the rights of the parties for indemnification relating to breaches of this Agreement shall be limited to those contained in this Article V and such indemnification rights shall be the exclusive remedies of the parties with respect to breaches of this Agreement.

Section 5.08          SUBROGATION/INSURANCE. If an Indemnified Party recovers Losses from an Indemnifying Party, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party's rights against any third party (including any employees) with respect to such recovered Losses, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party's policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy. With respect to any rights of any Indemnifying Party (including any employees) against a third party to which an Indemnified Party is entitled pursuant to the preceding sentence, such Indemnified Party shall use commercially reasonable efforts to preserve any rights that such Indemnifying Parties may have to make claims against third parties (including under applicable insurance policies) and the Indemnified Parties and the Indemnifying Parties shall cooperate with and assist the other in issuing notices of claims to such third parties, presenting claims for payment and collecting proceeds related thereto. Notwithstanding anything in this Agreement to the contrary, the amount of any Losses of any Person under this Article V shall be net of the amount, if any, received by the Indemnified Party (after deducting all costs and expenses associated with recovering such amount) from any third party (including any insurance company or other insurance provider).

Section 5.09          RELEASE. Effective as of the Closing, each Contributor, the Manager, for itself and each of its Subsidiaries, and the REIT, for itself and each of its Subsidiaries (each individually, a "Releasing Party" and collectively, "Releasing Parties"), in each case, releases and forever discharges each Contributor, the Manager (including any officer or manager of the Manager) and the REIT and each of their respective Subsidiaries and Affiliates, and each of their respective individual, joint or mutual, past, present and future Representatives, successors and assigns (individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, Legal Proceedings, causes of action and Orders that any Releasing Party now has, has ever had or may hereafter have against the respective Releasees, and from any and all obligations, Contracts, debts, liabilities and obligations that any Releasee now has, has ever had or may hereafter have in favor of any Releasing Party, in each case of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) arising contemporaneously with or before the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or before the Closing, including any rights to indemnification or reimbursement, whether pursuant to their respective certificate of incorporation or by-laws (or comparable documents), Contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing (in each case other than any obligations of a Releasee arising under this Agreement or under any Transaction Documents or as otherwise specifically provided in this Agreement or in any Transaction Documents) (collectively, the "Released Claims"); provided, that the foregoing release shall not cover, and the Released Claims shall not include, claims arising from the Non-Released Matters. "Non-Released Matters" shall mean rights of any Releasing Party (i) under this Agreement, including, for the avoidance of doubt, under Article II, the Advisory Agreements or any documents or instruments executed in connection herewith and therewith, (ii) to accrued fees due, and reimbursements owed, under the Advisory Agreements and (iii) to claims, if any, against current or former employees of the

Manager in respect of actions, or omissions to act, in each case prior to the Closing Date, that result in a claim for indemnity under the provisions of the Management Agreement. Effective as of the Closing, each Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Legal Proceeding of any kind against any Releasee, based upon any Released Claim.

ARTICLE VI
TERMINATION

Section 6.01          TERMINATION. This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Closing by:

(a)          the mutual written agreement of the REIT and the Contributor Representative, before or after the REIT Stockholder Approval is obtained;

(b)          either the REIT or the Contributor Representative, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting all or any portion of the Transactions and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable;

(c)          either the REIT or the Contributor Representative, in the event: (i) of a material breach of this Agreement by (A) one or more of the Contributors or the Manager, if the REIT is the terminating party or (B) the REIT, if the Contributor Representative is the terminating party, in each case, if the non-terminating party fails to cure such breach within thirty (30) days following written notification thereof by the terminating party; or (ii) the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible, but only if the failure of such condition to be satisfied is not caused by a breach of this Agreement by the terminating party or its Affiliates;

(d)          the REIT or the Contributor Representative, in the event the Stockholder Meeting is duly called and held and, despite the REIT's performance of its obligations under Section 4.04, the REIT Stockholder Approval is not obtained; or

(e)          either the REIT or the Contributor Representative, in the event that the Closing shall not have occurred on or before the one year anniversary of the Effective Date (the "Outside Date"), unless the failure of the Closing to occur on or before the Outside Date is a result of a breach of this Agreement by (i) the REIT or its Affiliates, if the REIT is the terminating party, or (ii) any Contributor or its Affiliates, if the Contributor Representative is the terminating party; provided, however, that the provisions of this Section 6.01(e) shall not be available, as applicable, to (A) the Contributor Representative, in the event that all conditions set forth in Section 2.02(b)(i) and Section 2.02(b)(iii) have been satisfied or waived (other than those conditions that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied or waived assuming a Closing would occur) or (B) the REIT, in the event that all conditions set forth in Section 2.02(b)(ii) and Section 2.02(b)(iii) have been satisfied or waived (other than those conditions that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied or waived assuming a Closing would occur).

Section 6.02          EFFECT OF TERMINATION. If this Agreement is validly terminated pursuant to Section 6.01, this Agreement will forthwith become null and void, and have no further effect, without any liability on the part of any party hereto or its Affiliates, directors, managers, officers, stockholders, partners or members, other than the provisions of this Section 6.02 and Article VII hereof. Nothing contained in this Section 6.02 shall relieve any party from liability for any breach of this Agreement occurring prior to termination.

ARTICLE VII
GENERAL PROVISIONS

Section 7.01          NOTICES. All notices, demands and requests hereunder shall be in writing and shall be deemed to have been properly given if: (a) hand delivered; (b) sent by reputable overnight courier service; or (c) sent by United States registered or certified mail, postage prepaid, addressed to the parties at the respective addresses set forth below, or at such other address as any of the parties may from time to time designate by written notice given as herein required. Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as shown by the addressee's return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m. (local time where received) or on a non-business day, then such notice or communication so made shall be deemed effective on the first business day after the day of actual delivery. All such notices shall be addressed as follows:

If to the REIT:	CorEnergy Infrastructure Trust, Inc.
1100 Walnut, Suite 3350
Kansas City, Missouri 64106
Attention: Mr. Todd Banks

With a copy to:	Steve Carman
Husch Blackwell LLP
4801 Main St.
Kansas City, MO 64112
If to the Manager	Corridor InfraTrust Management, LLC
or the Contributors:	1100 Walnut, Suite 3350
Kansas City, Missouri 64106
Attention: Mr. Richard Green

With a copy to:	Jim Allen
Stinson LLP
1201 Walnut St.
Kansas City, MO 64106

Section 7.02          ENTIRE AGREEMENT; AMENDMENTS. This Agreement (together with any exhibits) contains the entire agreement among the parties with respect to the Transactions, and shall supersede all previous oral and written agreements and all contemporaneous oral negotiations, commitments and understandings between the parties. This Agreement may be amended, changed, terminated or modified only by agreement in writing signed by all of the parties.

Section 7.03          SUCCESSORS AND ASSIGNS. The covenants, agreements, rights and obligations contained in this Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, successors and assigns of the parties hereto and all Persons or entities claiming by, through or under any of them.

Section 7.04          FURTHER DOCUMENTS. Each party hereto agrees to execute any and all further documents and writings and perform such other reasonable actions that may be or become necessary or expedient to effectuate and carry out the Transactions, whether before or after the Closing.

Section 7.05          GOVERNING LAW; JURISDICTION.

(a)          This Agreement, and all claims or causes of actions (whether at law, in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Missouri without giving effect to conflicts of Laws principles (whether of the State of Missouri or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Missouri).

(b)          All legal proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Missouri state court or federal court of the Western District of Missouri. Each of the parties hereby irrevocably and unconditionally: (i) submits to the exclusive jurisdiction of any Missouri state court or federal court of the Western District of Missouri, for the purpose of any legal proceeding arising out of or relating to this Agreement and the Transactions brought by any party; (ii) agrees not to commence any such legal proceeding except in such courts; (iii) agrees that any claim in respect of any such legal proceedings may be heard and determined in any Missouri state court or federal court of the Western District of Missouri; (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such legal proceeding; and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such legal proceeding. Each of the parties agrees that a final judgment in any such legal proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

Section 7.06          COUNTERPARTS. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original and all of which, collectively, shall constitute one (1) agreement.

Section 7.07          CONSTRUCTION OF AGREEMENT. No party, or its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

Section 7.08          NO WAIVER. A waiver by any party hereto of a breach of any of the covenants or agreements in this Agreement to be performed by any other party shall not be construed as a waiver of any succeeding breach of the same or other covenants, agreements, restrictions or conditions of this Agreement.

Section 7.09          SEVERABILITY. In the event that any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the full extent permissible by Law.

Section 7.10          HEADINGS. The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to sections and exhibits are to sections and exhibits of this Agreement, unless otherwise indicated.

Section 7.11          INTERPRETATION. For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to articles, sections, exhibits and schedules mean the articles and sections of, and the exhibits and schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, as applicable; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. All references to "dollars" or "$" shall mean United States Dollars.

Section 7.12          SCHEDULES. The disclosure of any fact or item in any portion of any schedule referenced by a particular section or subsection of this Agreement shall, should the existence of the fact or item or its contents be relevant to any other section or subsection of this Agreement, and if such relevance is reasonably apparent on the face thereof, be deemed to be disclosed with respect to such other section or subsection of this Agreement to which such fact or item relates.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
The REIT:	CORENERGY INFRASTRUCTURE TRUST, INC.,
a Maryland corporation

By:	/s/ Todd Banks
Name:	Todd Banks
Title:	Authorized Representative

The Manager:	CORRIDOR INFRATRUST MANAGEMENT, LLC

By:	/s/ Richard C. Green
Name:	Richard C. Green, Jr.
Title:	Managing Director

The Contributors:
/s/ Richard C. Green	/s/ Rick Kreul
Richard C. Green	Rick Kreul

/s/ Rebecca M. Sandring	/s/ Sean DeGon
Rebecca M. Sandring	Sean DeGon

/s/ Jeff Teeven	/s/ Jeffrey E. Fulmer
Jeff Teeven	Jeffrey E. Fulmer

Campbell Hamilton, Inc.
By:	/s/ David J. Schulte	/s/ David J. Schulte
Name: David J. Schulte	David J. Schulte, Trustee of the DJS Trust under Trust Agreement dated July 18, 2016
Title: President

[Signature Page to Contribution Agreement]

EXHIBIT A
DEFINED TERMS

"Accrued Management Fee" means the amount of the base management fee (as defined in the Management Agreement) that has accrued and is unpaid under the Management Agreement through (and including) the Effective Date of this Agreement.

"Advisory Agreements" has the meaning set forth in the Recitals.

"Administration Agreement" is defined in the recitals.

"Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term "control" (including the terms "controlling", "controlled by" and "under common control with") means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" is defined in the preamble.

"Aggregate Indemnity Cap" means $16,900,000.

"Anti-Terrorism Law" means each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; and (d) any other Law now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.

"Assignment" is defined in Section 2.02(a)(ii).

"Blue Sky Laws" is defined in Section 3.01(f)(i).

"Business" means the business of providing the advisory, property management and other services provided by the Manager to the REIT or any other Persons (including all of the services necessary to satisfy the obligations of the Manager under the Advisory Agreements).

"business day(s)" has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

"Business Employee" is defined in Section 3.02(o).

"Business Insurance Policies" is defined in Section 3.02(s)(i).

"Class B Stock" is defined in Section 1.01(a).

"Closing" is defined in Section 2.01.

"Closing Date" is defined in Section 2.01.

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" is defined in Section 1.01(a).

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral (and all amendments or modifications thereto) to which the Manager or one of its Subsidiaries is a party that are legally binding on the Manager or such Subsidiary.

"Contribution" is defined in Section 1.01(a).

"Contribution Consideration" is defined in Section 1.01(a).

"Contributor(s)" is defined in the preamble.

"Contributor Fundamental Representations" means the representations set forth in Section 3.01(a) (Organization and Qualification), Section 3.01(b) (Due Authorization; Approvals), Section 3.01(e) (Ownership of the Equity Interests), and Section 3.01(g) (Brokers, Finders and Advisors).

"Contributor Indemnified Parties" is defined in Section 5.03.

"Contributor Representative" is defined in Section 4.12(a).

"Designated Person" means any Person who: (a) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control or any other similar lists maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation; (b) (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s) or (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner who violates Section 2 of the Executive Order; or (c) (i) is an agency of the government of a country, (ii) is an organization controlled by a country or (iii) is a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.

"Effect" means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

"Effective Date" is defined in the preamble.

"Encumbrances" means any and all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements or other adverse claims or restrictions on title or transfer of any nature whatsoever.

"Enforceability Exceptions" is defined in Section 3.01(b).

"Equity Interests" means: (a) with respect to a corporation, as determined under the Laws of the jurisdiction of organization of such entity, shares of capital stock (whether common, preferred or treasury); (b) with respect to a partnership, limited liability company, limited liability partnership or similar Person, as determined under the Laws of the jurisdiction of organization of such entity, units, interests or other partnership or limited liability company interests; or (c) any other equity ownership.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"ERISA Affiliate" means with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

"Executive Order" means Executive Order No. 13224 on Terrorist Financings:—Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001, as amended by Order No. 132684, as so amended.

"Financial Statements" is defined in Section 3.02(k).

"GAAP" means United States generally accepted accounting principles consistently applied with those principles used in the preparation of the Financial Statements.

"Governmental Authority(ies)" means the government of the United States or any other nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Governmental Licenses" is defined in Section 3.02(r).

"Indebtedness" means, as to any Person: (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured); (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business; (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency; (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases; (g) all indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; and (h) all guarantees by such Person of the Indebtedness of any other Person.

"Indemnified Party" is defined in Section 5.04.

"Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article V.

"Intellectual Property" means all of the following forms of intellectual property and all rights therein: (a) brands and slogans, registered and unregistered trademarks, trade names, service marks, domain names and applications and registrations therefor and all goodwill associated therewith; (b) patents, patent applications and inventions conceived or reduced to practice prior to the Closing Date, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or other jurisdiction prior to the Closing Date, and all reissues thereof and all reexamination certificates issuing therefrom; (c) copyrights, including all related copyright applications and registrations; (d) know-how and trade secrets, whether or not reduced to practice; (e) the right to sue for and recover damages, assert, settle or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement or misappropriation of any of the foregoing; (f) licenses, options to license and other contractual rights to use any of the foregoing; and (g) all computer and electronic data processing programs and software programs and related documentation.

"Intended Tax Treatment" is defined in Section 1.02.

"IRS" is defined in Section 3.02(p)(i).

"Knowledge" means, (i) with respect to the Contributors (other than for purposes of Section 3.01) and the Manager, the actual knowledge, after reasonable investigation, of David Schulte, Becky Sandring, Jeff Fulmer, and Rick Green, and (ii) with respect to any Contributor (for purposes of Section 3.01), the actual knowledge, after reasonable investigation, of such Contributor.

"Law(s)" means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, decrees, policies, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority.

"Leased Real Property" is defined in Section 3.02(v)(i).

"Legal Requirement(s)" means any and all judicial decisions, orders, injunctions, writs, statutes, laws, rulings, rules, regulations, permits, certificates or ordinances of any Governmental Authority.

"Losses" means any and all damages, fines, fees, penalties, liabilities, losses and costs and expenses (including interest, court costs and fees, reasonable costs of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided, that (i) Losses shall not include any indirect, special, punitive, incidental or consequential damages (other than any such damages asserted in a claim by a third party) and (ii) Losses of any Person shall be net of the amount, if any, received by such Person from any third party (including any insurance company or other insurance provider) to the extent provided in Section 5.08.

"made available" means (i) filed with the SEC and publicly available on the SEC's website, (ii) posted in the electronic data room established for purposes of the Transactions and made available to the Special Committee in such data room, or (iii) provided to legal counsel to the Special Committee by e-mail, in each case, at least two (2) business days prior to the Effective Date.

"Management Agreement" is defined in the recitals.

"Manager" is defined in the preamble.

"Manager Fundamental Representations" means the representations set forth in Section 3.02(a) (Organization and Qualification), Section 3.02(b) (Due Authorization; Approvals), Section 3.02(f) (Ownership of the Equity Interests), Section 3.02(j) (Tax Matters) and Section 3.02(ee) (Brokers, Finders and Advisors).

"Manager Plan" means any Plan maintained by the Manager or any of its Subsidiaries, or any ERISA Affiliate of the Manager or any of its Subsidiaries, or to which the Manager or any of its Subsidiaries, or any ERISA Affiliate of the Manager or any of its Subsidiaries contributes or is obligated to contribute, or has contributed within the past six years, or might otherwise have or reasonably be expected to have any liability.

"Material Adverse Effect" means:

(a)          with respect to the Manager, any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, (i) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Manager, taken as a whole, or (ii) a material adverse effect on the ability of the Contributors or the Manager to consummate the Transactions; provided, however, that for the purposes of clause (i), the following Effects shall not be taken into account when determining whether a Material Adverse Effect has occurred or is reasonably likely to exist or occur:

(i)          any changes after the Effective Date in general United States or global economic conditions to the extent that such Effects do not disproportionately have a greater adverse impact on the Manager relative to other similarly situated participants in the industry in which the Manager operates generally;

(ii)          any changes after the Effective Date to the industry or industries in which the Manager operates;

(iii)         any changes after the Effective Date in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on the Manager relative to other similarly situated participants in the industries in which the Manager operates generally;

(iv)          any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Authority after the Effective Date to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on the Manager relative to other similarly situated participants in the industries in which the Manager operates generally;

(v)          any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the Special Committee,

(vi)          any Effect attributable to the negotiation, execution or announcement of this Agreement, or the Transactions (provided, that this clause (vi) shall be disregarded for purposes of any representations and warranties set forth in Section 3.01(c) and, to the extent related thereto, Section 2.02(b)(ii)(A));

(vii)          any failure by the Manager to meet any internal or published projections, estimates or expectations of the Manager's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Manager to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure and that are not otherwise excluded from the definition of a "Material Adverse Effect" may be taken into account);

(viii)          any Effects after the Effective Date arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, pandemic or other force majeure events, including any material worsening of such conditions threatened or existing as of the Effective Date to the extent that such changes do not disproportionately have a greater adverse impact on the Manager relative to other similarly situated participants in the industries in which the Manager operates generally; and

(ix)          any reduction in the credit rating of the Manager, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction and that are not otherwise excluded from the definition of a "Material Adverse Effect" may be taken into account).

(b)          with respect to the REIT, any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, (i) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the REIT, taken as a whole or (ii) a material adverse effect on the ability of the REIT to consummate the Transactions; provided, however, that for the purposes of clause (i), the following Effects shall not be taken into account when determining whether a Material Adverse Effect has occurred or is reasonably likely to exist or occur:

(i)          any changes after the Effective Date in general United States or global economic conditions to the extent that such Effects do not disproportionately have a greater adverse impact on the REIT, taken as a whole, relative to other similarly situated participants in the industry in which the REIT operates generally;

(ii)          any changes after the Effective Date to the industry or industries in which the REIT operates;

(iii)          any changes after the Effective Date in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on the REIT, taken as a whole, relative to other similarly situated participants in the industries in which the REIT operates generally;

(iv)          any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Authority after the Effective Date to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on the REIT, taken as a whole, relative to other similarly situated participants in the industries in which the REIT operates generally;

(v)           any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the Contributors or the Manager;

(vi)          any Effect attributable to the negotiation, execution or announcement of this Agreement, or the Transactions;

(vii)         any failure by the REIT to meet any internal or published projections, estimates or expectations of the REIT's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the REIT to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure and that are not otherwise excluded from the definition of a "Material Adverse Effect" may be taken into account);

(viii)        any Effects after the Effective Date arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, pandemic or other force majeure events, including any material worsening of such conditions threatened or existing as of the Effective Date to the extent that such changes do not disproportionately have a greater adverse impact on the REIT, taken as a whole, relative to other similarly situated participants in the industries in which the REIT operates generally; and

(ix)          any reduction in the credit rating of the REIT, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction and that are not otherwise excluded from the definition of a "Material Adverse Effect" may be taken into account).

"Membership Interests" is defined in the recitals.

"Non-Competition Period" is defined in Section 4.07(a).

"Non-Released Matters" is defined in Section 5.09.

"NYSE" is defined in Section 3.03(b).

"Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).

"Person(s)" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, agreement, practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA, including any "employee benefit plan" within the meaning of Section 3 (3) of ERISA.

"Pre-Closing Cash" means cash held by the Manager immediately prior to the Closing, which shall (i) include the cash received as a result of the payment of the Accrued Management Fee and (ii) exclude cash whose use is restricted (e.g., an amount of cash necessary to settle liabilities, cash posted as reserves for insurance coverage, cash posted as collateral for letters of credit, cash deposited to secure utility service or payments, and cash deposits received from prospective or actual lessees).

"Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date and any period through the Closing Date in the case of a taxable period beginning before and ending after the Closing Date.

"Pro Rata Share" means, for each Contributor, the percentage set forth opposite the name of such Contributor in the table below:

Contributor	Pro Rata Share
David J. Schulte, Trustee of the DJS Trust under Trust Agreement dated July 18, 2016	29.85875%
Campbell Hamilton, Inc.	23.56285%
Richard C. Green	25.75905%
Jeffrey E. Fulmer	8.07727%
Rebecca M. Sandring	5.25030%
Rick Kreul	3.23096%
Jeff Teeven	2.22129%
Sean DeGon	2.03953%

"Proxy Statement" is defined in Section 4.04(a).

"Qualified Plan" is defined in Section 3.02(p)(iii).

"REIT" is defined in the preamble.

"REIT Fundamental Representations" means the representations set forth in Section 3.03(a) (Organization and Qualification), Section 3.03(b) (Due Authorization; Approvals), Section 3.03(c) (Brokers, Finders and Advisors) and Section 3.03(d) (Title to REIT Stock).

"REIT Indemnified Parties" is defined in Section 5.02.

"REIT SEC Filings" means all forms, reports, schedules, statements and documents (including all exhibits to such forms, reports, schedules, statements and documents) filed or furnished with the SEC by the REIT, including any amendments or supplements thereto, from and after January 1, 2013 to the Effective Date.

"REIT Stock" is defined in Section 1.01(a).

"REIT Stockholder Approval" is defined in Section 4.04(a).

"Released Claims" is defined in Section 5.09.

"Releasee" and collectively, "Releasees" are defined in Section 5.09.

"Restricted Business" is defined in Section 4.07(a).

"SEC" is defined in Section 4.04(a).

"Securities Act" is defined in Section 3.01(f)(i).

"Series A Preferred" is defined in Section 1.01(a).

"Stockholders Meeting" is defined in Section 4.04(d).

"Special Committee" is defined in the recitals.

"Subject Materials" is defined in Section 5.04(c).

"Subsidiary" means, with respect to any Person, any other Person (i) of which the first Person owns directly or indirectly fifty percent (50%) or more of the Equity Interests in the other Person, (ii) of which the first Person or any other Subsidiary of the first Person is a general partner or (iii) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person's Subsidiaries.

"Tax" means any and all taxes, governmental fees, imposts, levies or other like assessments or charges of any kind whatsoever (including all net income, gross receipts, capital, sales, use, ad valorem, value added, goods and services, transfer, franchise, profits, alternative, environmental, inventory, license, withholding, payroll, employment, social security, unemployment, escheat, excise, severance, stamp, occupation, property (real or personal) and estimated taxes and customs duties), whether federal, state, local, foreign or other, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority and any liability for any of the foregoing as transferee or successor.

"Tax Authority" means any Governmental Authority responsible for the imposition or administration of any Tax.

"Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

"Third Party Claim" means a third party action which constitutes a matter: (a) for which an Indemnified Party is entitled to indemnification under Article V; or (b) which if determined adversely to the applicable Indemnified Party, would provide a basis for a claim for indemnification under Article V.

"Transaction Documents" means this Agreement, the Assignments, the registration rights agreement contemplated by Section 4.10, and any agreements or documents prepared or executed pursuant to the transactions contemplated by such agreements, any exhibits or attachments to any of the foregoing and any other agreement signed by the parties that expressly states that it is intended to be a Transaction Document, as the same may be amended from time to time.

"Transactions" means the transactions contemplated by the Transaction Documents.

"Transferred Assets" means all material tangible personal property and other material assets reflected in the Financial Statements, excluding, however, cash and cash equivalents and any shares of Common Stock held by the Manager.

"Transferred Intellectual Property" means: (a) all Intellectual Property owned by the Manager and used in the Business; and (b) all licenses of Intellectual Property used in the Business to which the Manager is a party (other than licenses for off-the-shelf computer software that is generally available to the public on commercially reasonable terms).

*          *          *

EXHIBIT B
ASSIGNMENT

EXHIBIT C
REGISTRATION RIGHTS AGREEMENT